TransUnion Reports Second Quarter 2015 Results

•	Revenue of $379 million, an increase of 16 percent (18 percent on a constant currency basis) compared with the second quarter of 2014

•	Adjusted EBITDA of $135 million, an increase of 16 percent compared with the second quarter of 2014

•	Completed initial public offering on June 30, 2015 and listed common shares on the New York Stock Exchange under the symbol “TRU”

•	Subsequent to quarter-close, on July 15, 2015, redeemed the $600 million 9.625% senior notes and $400 million 8.125% senior notes with proceeds from the IPO and new $350 million term loan

CHICAGO, July 28, 2015 - TransUnion (NYSE: TRU, the “Company”) today announced financial results for the quarter ended June 30, 2015.

Total revenue was $379 million, an increase of 16 percent (18 percent on a constant currency basis) compared with the second quarter of 2014. Acquisitions accounted for a 1.6 percent increase in revenue. The net loss attributable to TransUnion was $3 million compared with net income attributable to TransUnion of $18 million in the second quarter of 2014. Diluted earnings per share was $(0.02) compared with $0.12 in the second quarter of 2014. Adjusted Net Income was $40 million, an increase of 29 percent compared with the second quarter of 2014. Adjusted Diluted Earnings per Share was $0.27 compared with $0.21 in the second quarter of 2014.

Adjusted EBITDA was $135 million, an increase of 16 percent compared with the second quarter of 2014, due primarily to the increase in revenue, offset by investments in key strategic growth initiatives to continue driving long-term future growth. Adjusted EBITDA margin was 35.6 percent, an increase of 10 basis points compared with the second quarter of 2014.

“The second quarter was an exciting time for TransUnion as we successfully completed our IPO and also delivered another quarter of broad-based, double-digit revenue and Adjusted EBITDA growth, while continuing to execute on our growth strategy," said Jim Peck, TransUnion’s president and chief executive officer. “These results are a testament to the hard work and talent of our associates around the world and I want to thank each of them. We would also like to welcome our new shareholders. You can expect our team to continue to build on its accomplishments with a focus on being a leading and diversified risk and information solutions provider and creating long-term shareholder value.”

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $239 million, an increase of 14 percent compared with the second quarter of 2014, driven by robust revenue growth across all platforms. Incremental revenue from acquisitions accounted for a 2.1 percent increase in USIS revenue. Online Data Services revenue was $159 million, an increase of 12 percent, driven primarily by an increase in credit report volumes and strong double-digit growth in TLO. Marketing Services revenue was $35 million, an increase of 10 percent, due primarily to an increase in demand for custom data sets and archive information and revenue from recent acquisitions. Decision Services revenue was $44 million, an increase of 28 percent, due primarily to revenue growth in healthcare, financial services and insurance markets and revenue from acquisitions.

Operating income was $44 million, an increase of 59 percent compared with the second quarter of 2014. Adjusted Operating Income was $84 million, an increase of 11 percent compared with the second quarter of 2014. The increase in Adjusted Operating Income was due primarily to the increase in revenue along with savings from the initiative to transform our technology platform, partially offset by investments in key strategic growth initiatives and additional depreciation and amortization.

International

International revenue was $68 million, an increase of 6 percent (19 percent on a constant currency basis) compared with the second quarter of 2014, driven by double-digit local currency revenue growth in both developed and emerging markets, offset by the impact of foreign exchange rates. Incremental revenue from the consolidation of CIBIL accounted for a 1.6 percent increase in International revenue. Developed markets revenue was $24 million, an increase of 3 percent (12 percent on a constant currency basis) compared with the second quarter of 2014. Emerging markets revenue was $44 million, an increase of 7 percent (23 percent on a constant currency basis) compared with the second quarter of 2014.

Operating income was $2 million, a decrease of 60 percent compared with the second quarter of 2014. Adjusted Operating Income was $17 million, approximately in line with the second quarter of 2014. The increase in revenue was offset primarily by investments in key strategic growth initiatives, along with additional depreciation and amortization. Excluding the impact of foreign exchange rates, Adjusted Operating Income increased 11 percent.

Consumer Interactive

Consumer Interactive revenue was $76 million, an increase of 31 percent compared with the second quarter of 2014, driven by an increase in revenue from both the direct and indirect channels.

Operating income was $28 million, an increase of 50 percent compared with the second quarter of 2014. Adjusted Operating Income was $29 million, an increase of 43 percent compared with the second quarter of 2014. The increase in Adjusted Operating Income was driven primarily by the increase in revenue, partially offset by an increase in advertising.

Liquidity and Capital Resources

Cash and cash equivalents were $758 million at June 30, 2015 and $78 million at December 31, 2014. As a result of the IPO, TransUnion received net proceeds of approximately $715 million on June 30, 2015 and used $62 million of the proceeds to prepay outstanding borrowings under the existing revolving credit facility, as well as accrued interest and other costs associated with the new credit facility. TransUnion also entered into a new credit facility effective June 30, 2015, which provided for a new $350 million Term Loan A and a new $210 million revolving credit facility, which replaced the previous $190 million facility.

On July 15, 2015, TransUnion used the net proceeds from the IPO and new Term Loan A to redeem the $600 million 9.625% senior notes and $400 million 8.125% senior notes, including accrued and unpaid interest plus a call premium. The remainder of the net proceeds was used to pay other costs related to the transaction.

For the six months ended June 30, 2015, cash provided by operating activities was $117 million compared with $46 million for the same period in 2014. Cash used in investing activities was $77 million compared with $121 million for the same period in 2014. Capital expenditures were $68 million compared with $74 million for the same period in 2014, due to a decrease in spending to upgrade our corporate headquarters facility. Total capital expenditures are expected to be lower in 2015 than 2014 as a percentage of revenue as the improvements to our corporate headquarters are completed. Cash provided by financing activities was $642 million compared $58 million for the same period in 2014. This increase was primarily due to the net IPO proceeds of approximately $715 million, partially offset by debt repayments.

Financial Outlook

For full year 2015, revenue is expected to be approximately $1.455 billion, or up approximately 11.5 percent compared with the full year of 2014. Adjusted EBITDA is expected to be approximately $510 million, an increase of approximately 12 percent compared with the full year of 2014. These growth rates include approximately 2 points of negative impact from foreign exchange rates.

Earnings Webcast Details

In conjunction with this release, TransUnion will host a conference call and webcast today at 4:00 p.m. Central time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/truevents. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion

TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. www.transunion.com

Non-GAAP Financial Measures

This earnings release presents changes in revenue on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including revenue, operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.

Constant currency revenue change is defined as the percentage change in the prior year’s revenue using the current year’s foreign currency exchange rates. Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus changes in provision for income taxes. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average shares outstanding. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; our ability to effectively manage our costs; economic and political stability in international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to timely complete our multi-year technology transformation; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our reliance on key management personnel; our controlling stockholders; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion's website (http://www.transunion.com/corporate/about-transunion/investor-relations.page) and on the Securities and Exchange Commission's website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release

For More Information
E-mail:        Investor.Relations@transunion.com
Telephone:    312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	June 30, 2015	December 31, 2014
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$758.0	$77.9
Trade accounts receivable, net of allowance of $3.2 and $2.4	228.8	200.4
Other current assets	117.2	122.7
Total current assets	1,104.0	401.0
Property, plant and equipment, net of accumulated depreciation and amortization of $148.4 and $123.4	183.9	181.4
Goodwill, net	2,004.2	2,023.9
Other intangibles, net of accumulated amortization of $512.9 and $407.8	1,849.6	1,939.6
Other assets	112.5	119.9
Total assets	$5,254.2	$4,665.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$108.3	$106.5
Short-term debt and current portion of long-term debt	1,029.4	74.0
Other current liabilities	147.1	149.4
Total current liabilities	1,284.8	329.9
Long-term debt	1,851.6	2,865.9
Deferred taxes	641.6	676.8
Other liabilities	26.9	22.1
Total liabilities	3,804.9	3,894.7
Redeemable noncontrolling interests	15.2	23.4
Stockholders’ equity:
Preferred stock, $0.01 par value; 100.0 million shares authorized at June 30, 2015 and no shares authorized at December 31, 2014, and no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value; 1.0 billion shares and 200.0 million shares authorized at June 30, 2015 and December 31, 2014, respectively, 182.9 million and 148.5 million shares issued at June 30, 2015 and December 31, 2014, respectively, and 182.2 million shares and 147.9 million shares outstanding as of June 30, 2015 and December 31, 2014, respectively	1.8	1.5
Additional paid-in capital	1,857.2	1,137.6
Treasury stock at cost; 0.7 million shares at June 30, 2015 and December 31, 2014	(4.3)	(4.3)
Accumulated deficit	(439.4)	(430.2)
Accumulated other comprehensive loss	(143.7)	(117.5)
Total TransUnion stockholders’ equity	1,271.6	587.1
Noncontrolling interests	162.5	160.6
Total stockholders’ equity	1,434.1	747.7
Total liabilities and stockholders’ equity	$5,254.2	$4,665.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$378.5	$327.5	$731.6	$630.9
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	131.5	132.9	257.1	254.0
Selling, general and administrative	127.0	106.9	248.9	202.9
Depreciation and amortization	68.6	55.3	137.7	106.8
Total operating expenses	327.1	295.1	643.7	563.7
Operating income	51.4	32.4	87.9	67.2
Non-operating income and expense
Interest expense	(44.9)	(50.0)	(89.6)	(100.8)
Interest income	1.2	0.7	2.1	1.2
Earnings from equity method investments	2.3	3.1	4.6	6.7
Other income and (expense), net	(5.3)	48.0	(7.7)	46.3
Total non-operating income and expense	(46.7)	1.8	(90.6)	(46.6)
Income (loss) before income taxes	4.7	34.2	(2.7)	20.6
Provision for income taxes	(5.1)	(14.3)	(2.1)	(14.2)
Net income (loss)	(0.4)	19.9	(4.8)	6.4
Less: net income attributable to the noncontrolling interests	(2.2)	(2.0)	(4.4)	(3.2)
Net income (loss) attributable to TransUnion	$(2.6)	$17.9	$(9.2)	$3.2

Earnings per share:
Basic	$(0.02)	$0.12	$(0.06)	$0.02
Diluted	$(0.02)	$0.12	$(0.06)	$0.02

Weighted average shares outstanding:
Basic	148.5	147.1	148.2	147.0
Diluted	148.5	147.9	148.2	147.6

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(4.8)	$6.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137.7	106.8
Net loss (gain) on refinancing transactions	3.8	(32.7)
Gain on fair value adjustment of equity method investments	—	(21.7)
Impairment of cost method investments	—	4.5
Amortization and loss on fair value of interest rate swaps	0.9	0.7
Amortization of deferred financing fees	4.0	3.5
Stock-based compensation	5.2	4.2
Provision for losses on trade accounts receivable	1.6	0.9
Equity in net income of affiliates, net of dividends	(3.0)	0.5
Deferred taxes	(11.2)	6.5
Amortization of senior notes purchase accounting fair value adjustment and note discount	0.5	(6.2)
Other	0.3	0.5
Changes in assets and liabilities:
Trade accounts receivable	(32.7)	(24.4)
Other current and long-term assets	7.2	0.7
Trade accounts payable	6.4	12.0
Other current and long-term liabilities	0.6	(16.6)
Cash provided by operating activities	116.5	45.6
Cash flows from investing activities:
Capital expenditures	(68.3)	(74.3)
Proceeds from sale of trading securities	0.6	1.1
Purchases of trading securities	(1.2)	(1.8)
Proceeds from sale of other investments	8.3	—
Purchases of other investments	(11.6)	—
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(13.8)	(54.8)
Acquisition-related deposits	9.1	8.8
Cash used in investing activities	(76.9)	(121.0)
Cash flows from financing activities:
Proceeds from senior secured term loan	1,881.0	1,895.3
Extinguishment of senior secured term loan	(1,881.0)	(1,120.5)
Extinguishment of 11.375% senior unsecured notes	—	(645.0)
Proceeds from senior secured revolving line of credit	35.0	28.5
Payments of senior secured revolving line of credit	(85.0)	(28.5)
Repayments of debt	(14.4)	(10.4)
Proceeds from initial public offering	764.5	—
Underwriter fees and other costs on initial public offering	(49.4)	—
Proceeds from issuance of common stock and exercise of stock options	2.0	1.7
Debt financing fees	(8.7)	(61.9)
Treasury stock purchases	—	(0.1)
Distributions to noncontrolling interests	(1.9)	(1.4)
Other	—	0.1
Cash provided by financing activities	642.1	57.8
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(0.4)
Net change in cash and cash equivalents	680.1	(18.0)
Cash and cash equivalents, beginning of period	77.9	111.2
Cash and cash equivalents, end of period	$758.0	$93.2

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Constant Currency Measures - unaudited
June 30, 2015
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	$ Change	% Change	$ Change	% Change
Revenue:
International segment, Developed Markets:
2015 revenue	$23.9		$44.9
2014 revenue	23.1		43.5
Change on an as reported basis	0.8	3.1%	1.4	3.2%
Foreign exchange impact (1)	1.8	8.6%	3.3	8.5%
Change on a constant currency basis	$2.6	11.7%	$4.7	11.7%

International segment, Emerging Markets:
2015 revenue	$43.6		$86.2
2014 revenue	40.6		74.9
Change on an as reported basis	3.0	7.4%	11.3	15.0%
Foreign exchange impact (1)	5.2	15.3%	8.0	12.3%
Change on a constant currency basis	$8.2	22.7%	$19.3	27.3%

International segment total:
2015 revenue	$67.5		$131.1
2014 revenue	63.7		118.4
Change on an as reported basis	3.8	5.8%	12.7	10.7%
Foreign exchange impact (1)	7.0	12.8%	11.3	10.8%
Change on a constant currency basis	$10.8	18.6%	$24.0	21.5%

Consolidated:
2015 revenue	$378.5		$731.6
2014 revenue	327.5		630.9
Change on an as reported basis	51.0	15.6%	100.7	16.0%
Foreign exchange impact (1)	7.0	2.5%	11.3	1.8%
Change on a constant currency basis	$58.0	18.1%	$112.0	17.8%
(1) Foreign exchange impact refers to the change in the prior year's revenue using the current year exchange rates. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$378.5	$327.5	$731.6	$630.9

Net income (loss) attributable to TransUnion	$(2.6)	$17.9	$(9.2)	$3.2
Net interest expense	43.7	49.2	87.5	99.6
Provision for income taxes	5.1	14.3	2.1	14.2
Depreciation and amortization	68.6	55.3	137.7	106.8
EBITDA	114.8	136.7	218.1	223.8
Adjustments to EBITDA:
Stock-based compensation(1)	8.4	3.7	11.4	5.8
Mergers and acquisitions, divestitures and business optimization(2)	1.3	(6.1)	1.8	(2.2)
Technology transformation(3)	5.9	11.6	11.6	12.6
Other(4)	4.4	(29.7)	6.7	(28.3)
Total adjustments to EBITDA	20.0	(20.5)	31.5	(12.1)
Adjusted EBITDA	$134.8	$116.2	$249.6	$211.7

EBITDA margin	30.3%	41.8%	29.8%	35.5%
Adjusted EBITDA Margin	35.6%	35.5%	34.1%	33.6%

(1) Consisted of stock-based compensation and cash-settled stock-based compensation.

(2) For the three and six months ended June 30, 2015, consisted of the following adjustments to operating income: a $0.2 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions. For the three and six months ended June 30, 2015, consisted of the following adjustments to non-operating income and expense: $1.1 million and $1.2 million of acquisition expenses.

For the three and six months ended June 30, 2014, consisted of the following adjustments to operating income: $4.7 million and $7.4 million of merger and acquisition integration expenses; $4.9 million and $5.2 million of business optimization expenses; and $1.0 million and $1.0 million of miscellaneous. For the three and six months ended June 30, 2014, consisted of the following adjustments to non-operating income and expense: $21.7 million and $21.7 million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited; a $4.5 million and $4.5 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.7 million and $1.2 million of acquisition expenses and $(0.2) million and $0.2 million of miscellaneous.

(3) Represented costs associated with a project to transform our technology infrastructure.

(4) For the three and six months ended June 30 2015, consisted of the following adjustments to non-operating income and expense: $3.8 million and $3.8 million of debt refinancing expenses; $0.2 million and $1.0 million of currency remeasurement of our foreign operations; $(0.2) million of gains and $0.7 million of losses related to mark-to-market ineffectiveness of our interest rate hedge; $0.3 million and $0.7 million of loan fees; and $0.3 million and $0.5 million of miscellaneous.

For the three and six months ended June 30 2014, consisted of the following adjustments to operating income: $1.3 million and $1.3 million of expenses for sales and use tax matters; and $0 and $0.7 million of other miscellaneous items. For the three and six months ended June 30, 2014, consisted of the following adjustments to non-operating income and expense: a $32.7 million and $32.7 million gain on prepayment of debt, net of prepayment premium and expenses; $0 million and $0.2 million of currency remeasurement of our foreign operations; $0.7 million and $0.7 million of mark-to-market losses related to ineffectiveness of our interest rate hedge; $0.5 million and $1.1 million of loan fees; and $0.5 million and $0.4 million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to TransUnion	$(2.6)	$17.9	$(9.2)	$3.2
Adjustments before income tax items:
Stock-based compensation(1)	8.4	3.7	11.4	5.8
Mergers and acquisitions, divestitures and business optimization(2)	1.3	(6.1)	1.8	(2.2)
Technology transformation(3)	5.9	11.6	11.6	12.6
Other(4)	3.8	(30.7)	5.5	(29.8)
Amortization of certain intangible assets (5)	43.6	37.1	89.1	71.7
Total adjustments before income tax items	63.0	15.6	119.4	58.1
Change in provision for income taxes per schedule 4	(20.2)	(2.4)	(40.3)	(11.7)
Adjusted Net Income	$40.2	$31.1	$69.9	$49.6

Adjusted Earnings per Share:
Basic	$0.27	$0.21	$0.47	$0.34
Diluted(6)	$0.27	$0.21	$0.47	$0.34

Weighted-average shares outstanding:
Basic	148.5	147.1	148.2	147.0
Diluted(6)	149.7	147.9	149.3	147.6

(1) Consisted of stock-based compensation and cash-settled stock-based compensation.

(2) For the three and six months ended June 30, 2015, consisted of the following adjustments to operating income: a $0.2 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions. For the three and six months ended June 30, 2015, consisted of the following adjustments to non-operating income and expense: $1.1 million and $1.2 million of acquisition expenses.

For the three and six months ended June 30, 2014, consisted of the following adjustments to operating income: $4.7 million and $7.4 million of merger and acquisition integration expenses; $4.9 million and $5.2 million of business optimization expenses; and $1.0 million and $1.0 million of miscellaneous. For the three and six months ended June 30, 2014, consisted of the following adjustments to non-operating income and expense: $21.7 million and $21.7 million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited; a $4.5 million and $4.5 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.7 million and $1.2 million of acquisition expenses and $(0.2) million and $0.2 million of miscellaneous.

(3) Represented costs associated with a project to transform our technology infrastructure.

(4) For the three and six months ended June 30 2015, consisted of the following adjustments to non-operating income and expense: $3.8 million and $3.8 million of debt refinancing expenses; $0.2 million and $1.0 million of currency remeasurement of our foreign operations; and $(0.2) million of gains and $0.7 million of losses related to mark-to-market ineffectiveness of our interest rate hedge.

For the three and six months ended June 30 2014, consisted of the following adjustments to operating income: $1.3 million and $1.3 million of expenses for sales and use tax matters; and $0 and $0.7 million of other miscellaneous items. For the three and six months ended June 30, 2014, consisted of the following adjustments to non-operating income and expense: a $32.7 million and $32.7 million gain on prepayment of debt, net of prepayment premium and expenses; $0 million and $0.2 million of currency remeasurement of our foreign operations; and $0.7 million and $0.7 million of mark-to-market losses related to ineffectiveness of our interest rate hedge.

(5) Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6) For the three-months and six-months ended June 30, 2015, all outstanding stock-based awards were anti-dilutive since we reported a net loss attributable to TransUnion on a GAAP basis in those periods. On an adjusted basis, we reported net income in those periods and reflect the weighted-average diluted shares outstanding in the table above.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income (loss) before income taxes	$4.7	$34.2	$(2.7)	$20.6
Total adjustments before income taxes per Schedule 3	63.0	15.6	119.4	58.1
Adjusted income before income taxes	$67.7	$49.8	$116.7	$78.7

Provision for income taxes	$(5.1)	$(14.3)	$(2.1)	$(14.2)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(22.1)	(9.7)	(44.2)	(24.9)
Eliminate impact of adjustments for unremitted foreign earnings(2)	0.7	8.0	2.3	11.4
Other(3)	1.2	(0.7)	1.6	1.8
Total adjustments for income taxes	(20.2)	(2.4)	(40.3)	(11.7)
Adjusted provision for income taxes	$(25.3)	$(16.7)	$(42.4)	$(25.9)

Effective tax rate	108.1%	41.9%	(79.8)%	68.9%
Adjusted Effective Tax Rate	37.4%	33.5%	36.3%	32.9%

Note: The adjusted provision for income taxes is not intended to present the tax provision we would have recorded had our income before income taxes been the same as the adjusted income before income taxes shown above. We estimated the effect on the tax provision of excluding certain pre-tax and tax-provision-only items individually rather than reflecting the impact of such adjustments to other assumptions and estimates inherent in our tax provision. We continued to assume that we will fully utilize domestic net operating loss carryforwards but not foreign tax credits. We also assumed no changes to our capital structure that existed for each period reported. If these assumptions and estimates were changed, the tax adjustments could be materially different from what is disclosed.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)
Eliminates impact of certain adjustments related to our deferred tax liability for unremitted foreign earnings, including the lapse of the look-through rule under Subpart F of the Internal Revenue Code and a discrete change from foreign tax credit to foreign tax deduction methodology in 2014.

(3)	Eliminates impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Online Data Services	$159.3	$142.5	$311.4	$275.6
Marketing Services	35.5	32.4	68.6	63.3
Decision Services	43.9	34.3	83.2	66.5
Total USIS	238.7	209.2	463.2	405.4
Developed Markets	23.9	23.1	44.9	43.5
Emerging Markets	43.6	40.6	86.2	74.9
Total International	67.5	63.7	131.1	118.4
Consumer Interactive	75.6	57.6	143.6	112.7
Total revenue, gross	$381.8	$330.5	$737.9	$636.5

Intersegment revenue eliminations:
USIS Online	(2.5)	(2.4)	(4.8)	(4.5)
International Developed Markets	(0.7)	(0.4)	(1.2)	(0.8)
International Emerging Markets	(0.1)	(0.1)	(0.3)	(0.2)
Interactive	—	(0.1)	—	(0.1)
Total intersegment revenue eliminations	(3.3)	(3.0)	(6.3)	(5.6)
Total revenue as reported	$378.5	$327.5	$731.6	$630.9

Gross operating income by segment:
USIS operating income	$43.9	$27.7	$77.2	$61.6
International operating income	1.9	4.7	4.6	7.2
Consumer Interactive operating income	27.6	18.4	48.9	35.4
Corporate operating loss	(22.0)	(18.4)	(42.8)	(37.0)
Total operating income	$51.4	$32.4	$87.9	$67.2

Intersegment operating income eliminations:
USIS	$(2.1)	$(2.0)	$(4.1)	$(3.8)
International	(0.5)	(0.1)	(0.9)	(0.2)
Consumer Interactive	2.6	2.1	5.0	4.0
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$43.9	$27.7	$77.2	$61.6
Stock-based compensation(1)	1.5	1.2	2.8	2.3
Mergers and acquisitions, divestitures and business optimization(2)	0.2	7.7	0.6	10.2
Technology transformation(3)	5.5	11.4	10.9	12.4
Other(4)	—	0.9	—	1.3
Amortization of certain intangible assets(5)	32.9	27.0	66.0	52.2
Adjusted USIS Operating Income	84.0	75.9	157.5	140.0

International operating income	1.9	4.7	4.6	7.2
Stock-based compensation(1)	5.8	1.6	6.6	1.9
Mergers and acquisitions, divestitures and business optimization(2)	—	2.2	—	2.5
Technology transformation(3)	0.4	0.1	0.7	0.2
Other(4)	—	—	—	0.3
Amortization of certain intangible assets(5)	9.0	8.5	19.3	16.4
Adjusted International Operating Income	17.1	17.1	31.2	28.5

Consumer Interactive operating income	27.6	18.4	48.9	35.4
Stock-based compensation(1)	0.1	0.1	0.2	0.1
Other(4)	—	0.4	—	0.4
Amortization of certain intangible assets(5)	1.7	1.6	3.7	3.1
Adjusted Consumer Interactive Operating Income	29.4	20.5	52.8	39.0

Corporate operating loss	(22.0)	(18.4)	(42.8)	(37.0)
Stock-based compensation(1)	1.0	0.8	1.8	1.5
Mergers and acquisitions, divestitures and business optimization(2)	—	0.7	—	0.9
Adjusted Corporate Operating Income	(21.0)	(16.9)	(41.0)	(34.6)

Total operating income	51.4	32.4	87.9	67.2
Stock-based compensation(1)	8.4	3.7	11.4	5.8
Mergers and acquisitions, divestitures and business optimization(2)	0.2	10.6	0.6	13.6
Technology transformation(3)	5.9	11.6	11.6	12.6
Other(4)	—	1.3	—	2.0
Amortization of certain intangible assets(5)	43.6	37.1	89.1	71.7
Total operating income adjustments	58.1	64.3	112.7	105.7
Total Adjusted Operating Income	$109.5	$96.7	$200.6	$172.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating margin(6):
USIS	18.4%	13.2%	16.7%	15.2%
International	2.8%	7.4%	3.5%	6.0%
Consumer Interactive	36.6%	31.9%	34.0%	31.5%
Total operating margin	13.6%	9.9%	12.0%	10.6%

Adjusted Operating Margin(6):
USIS	35.2%	36.3%	34.0%	34.5%
International	25.3%	26.8%	23.8%	24.1%
Consumer Interactive	38.9%	35.6%	36.8%	34.6%
Total Adjusted Operating Margin	28.9%	29.5%	27.4%	27.4%

(1) Consisted of stock-based compensation and cash-settled stock-based compensation.

(2) For the three and six months ended June 30, 2015, consisted of the following adjustments to operating income: a $0.2 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions (USIS).

For the three and six months ended June 30, 2014, consisted of the following adjustments to operating income: $4.7 million and $7.4 million of merger and acquisition integration expenses ($3.5 million and $5.8 million USIS, and $1.2 million and $1.6 million International); $4.9 million and $5.2 million of business optimization expenses ($4.2 million and $4.4 million USIS, $0 and $(0.1) million International, and $0.7 million and $0.9 million Corporate); and $1.0 million and $1.0 million of miscellaneous (International).

(3) Represented costs associated with a project to transform our technology infrastructure.

(4) For the three and six months ended June 30 2014, consisted of the following adjustments to operating income: $1.3 million and $1.3 million of expenses for sales and use tax matters ($0.9 million USIS and $0.4 million Consumer Interactive); and $0 and $0.7 million of other miscellaneous items ($0.4 million USIS and $0.3 million International).

(5) Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6) Segment operating margin and Adjusted Operating Margin calculated using segment gross revenue. Consolidated operating margin and Adjusted Operating Margin calculated using as reported revenue.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Depreciation and amortization:
USIS	$50.9	$40.6	$100.9	$78.5
International	13.8	11.3	28.4	21.7
Consumer Interactive	2.8	2.3	5.9	4.6
Corporate	1.1	1.1	2.5	2.0
Total depreciation and amortization	$68.6	$55.3	$137.7	$106.8